EXHIBIT 4

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to the market open of the filing date of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
10/7/2026	Buy	17,548	11.97
10/8/2026	Buy	27,937	11.95
10/12/2026	Buy	14,600	12.03
10/14/2026	Buy	56,083	11.74
10/15/2026	Buy	9,969	11.62
10/16/2026	Buy	16,347	11.65
10/19/2026	Buy	17,079	11.47
10/20/2026	Buy	1,830	11.39
10/21/2026	Buy	2,600	11.58
10/26/2026	Buy	2,618	11.43
10/27/2026	Buy	400	11.63
10/28/2026	Buy	1,050	11.75
10/29/2026	Buy	5,975	11.87
10/30/2026	Buy	11,565	11.77
11/5/2026	Buy	7,747	11.34